EXHIBIT 4.4
AMENDMENT TO RIGHTS AGREEMENT

This Amendment to Rights Agreement, dated as of February 26, 2021 (this “Amendment”), is made between Global Net Lease, Inc., a Maryland corporation (the “Company”), and American Stock Transfer and Trust Company, LLC, a New York limited liability company (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of April 9, 2020 (the “Rights Agreement”);
WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Amendment complies with Section 27 of the Rights Agreement; and
WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to extend the term thereof as further described herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.Amendment to the definition of “Final Expiration Date”. The definition of “Final Expiration Date” contained in Section 1.31 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:
“Final Expiration Date” means the date upon which the Rights expire, which is April 8, 2024, unless the Rights are previously redeemed, exchanged or terminated. The Rights Agent will not be deemed to have any knowledge of the Final Expiration Date unless and until it has been notified that the Final Expiration Date has occurred.
2.Amendments to Exhibit B (Form of Right Certificate).
a)The reference to April 8, 2021 in the first line of the first paragraph of Exhibit B is hereby changed to April 8, 2024, and all provisions of the first paragraph shall otherwise remain unchanged.
b)The reference to April 8, 2021 in the first sentence of the second full paragraph of Exhibit B is hereby changed to April 8, 2024, and all provisions of the second paragraph shall otherwise remain unchanged.
3.The reference to April 8, 2021 in the second sentence of the first full paragraph under the heading “EXERCISABILITY OF RIGHTS” of Exhibit C (Summary of Rights to Purchase Preferred Shares) is hereby changed to April 8, 2024, and all provisions of the first paragraph shall otherwise remain unchanged.
4.Except as expressly provided in this Amendment, all of the terms and provisions of the Rights Agreement shall remain in full force and effect.

5.This Amendment may be executed in any number of counterparts, and each counterpart shall for all purposes be deemed to be an original, and all counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.
6.This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Global Net Lease, Inc.

By:	/s/ James L. Nelson
	Name:	James L. Nelson
	Title:	Chief Executive Officer and President

American Stock Transfer and Trust Company, LLC, as Rights Agent

By:	/s/ Michael A. Nespoli
	Name:	Michael A. Nespoli
	Title:	Executive Director

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